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Exhibit 5.1

TERM LOAN AND
SECURITY AGREEMENT

dated as of December 23, 2002

between

MERRILL LYNCH CAPITAL,

a division of Merrill Lynch Business Financial Services Inc., as MLC,

and

PIONEER DRILLING SERVICES, LTD.,

as Customer

i

TERM LOAN AND SECURITY AGREEMENT

        TERM LOAN AND SECURITY AGREEMENT dated as of December 23, 2002, between PIONEER DRILLING SERVICES, LTD., a limited partnership organized and existing under the laws of the State of Texas having its principal office at 9310 Broadway, Bldg. I, San Antonio, Texas 78217 ("Customer"), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, Chicago, IL 60601 ("MLC").

        In consideration of the mutual covenants of the parties hereto, Customer and MLC hereby agree as follows:

ARTICLE I. DEFINITIONS

        Section 1.1    Specific Terms.    In addition to terms defined elsewhere in this Loan Agreement, when used herein the following terms shall have the following meanings:

          "Applicable Law" shall mean all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws and labor laws, compliance with which is required with respect to the Collateral, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Collateral or the operation, occupancy or use thereof.

          "Bankruptcy Event" shall mean any of the following: (i) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (ii) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within sixty (60) days after filing; or (iii) any Credit Party shall make a general assignment for the benefit of creditors; or (iv) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or (v) any Credit Party shall be adjudicated a bankrupt or insolvent; or (vi) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (vii) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

          "Business Day" shall mean any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of Texas are authorized by law or other governmental action to close.

          "Business Guarantor" shall mean the Parent, PDC Management, PDC Investment, and every other Guarantor that is not a natural person.

          "Bridge Loan" shall mean the Customer's $6,000,000 term loan from The Frost National Bank, a national banking association ("Frost") dated March 30, 2001 executed between Customer and Frost, as the same has been or may hereafter be amended, restated, supplemented, or otherwise modified from time to time.

          "Certificate of Compliance" shall mean, as applicable, that duly executed certificate, substantially the same form as Exhibit B attached hereto to the extent such certificate shall be applicable, of the president, chief financial officer or chief executive officer of Customer and Parent, certifying as to the matters set forth in such certificate.

          "Closing Date" shall mean the date upon which all conditions precedent to MLC's obligation to make the Loan shall have been met or waived to the satisfaction of MLC.

          "Collateral" shall mean the Equipment or other property more fully described on Exhibit A attached hereto.

          "Commitment Expiration Date" shall mean December 23, 2007.

          "Commitment Fee" shall mean a fee equal to one-half of one percent (0.50%) of the amount of the Loan which is due to MLC in connection with this Loan Agreement.

          "Credit Party" and "Credit Parties" shall mean, individually or collectively, the Customer, all Guarantors, and all Pledgors.

          "Default" shall mean either an "Event of Default" as defined in Section 3.5 hereof, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

          "Default Rate" shall mean an annual interest rate equal to the lesser of: (i) two percentage points (2.00%) over the Interest Rate; or (ii) the highest interest rate allowed by applicable law.

          "Environmental Laws" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") (42 U.S.C. section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, Federal state or local statutes, and the regulations promulgated pursuant thereto.

          "Event of Loss" shall mean the occurrence whereby any tangible Collateral having a value in excess of $500,000 is damaged beyond repair, lost, totally destroyed or confiscated.

          "GAAP" shall mean the generally accepted accounting principles in effect in the United States of America from time to time.

          "General Funding Conditions" shall mean each of the following conditions to each loan or advance by MLC hereunder: (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by MLC; (ii) there shall not have occurred and be continuing any material adverse change in the business, condition (financial or otherwise) or prospects of any Credit Party; (iii) all representations and warranties of all of the Credit Parties herein or in any of the Loan Documents shall then be true and correct in all material respects; (iv) MLC shall have received this Loan Agreement and all of the other Loan Documents, duly executed and filed or recorded where applicable, all of which shall be in form and substance satisfactory to MLC; (v) the Commitment Fee shall have been paid in full; (vi) MLC shall have received, as and to the extent applicable, copies of invoices, bills of sale, loan payoff letters and/or other evidence satisfactory to it that the proceeds of the Loan will satisfy the Loan Purpose; (vii) MLC shall have received evidence satisfactory to it as to the ownership of the Collateral and the perfection and priority of MLC's liens and security interests thereon, as well as the ownership of and the perfection and priority of MLC's liens and security interests on any other collateral for the Obligations furnished pursuant to any of the Loan Documents; (viii) MLC shall have received evidence satisfactory to it of the insurance required hereby or by any of the Loan Documents; and (ix) any additional conditions, information and/or other documents as reasonably requested by MLC with respect to the transactions contemplated hereby shall have been met to the satisfaction of MLC.

          "Guarantor" shall mean each Person obligated under a guaranty, endorsement or other undertaking by which such Person guarantees or assumes responsibility in any capacity for the payment or performance of any of the Obligations.

          "Interest Rate" shall have the meaning given such term in the Note.

          "Individual Guarantor" shall mean every Guarantor that is a natural person.

          "Loan" shall mean a sixty (60) month term installment loan in an amount equal to $14,500,000.

          "Loan Agreement" shall mean this agreement as titled in the initial paragraph hereof.

          "Loan Documents" shall mean this Loan Agreement, the Note, any indenture, any guaranty of any of the Obligations and all other security and other instruments, assignments, certificates, certifications and agreements of any kind relating to any of the Obligations, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the creation, guaranty or collateralization of any of the Obligations or the granting or perfection of liens or security interests upon any Collateral or any other collateral for the Obligations, including any modifications, amendments or restatements of the foregoing.

          "Loan Purpose" shall mean the purpose for which the proceeds of the Loan will be used; to wit: to purchase equipment, refinance certain existing debt, and replenish working capital.

          "Material Adverse Effect" shall mean any act, event, condition or circumstance which is likely to materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of any Credit Party, the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

          "Note" shall have the meaning given in Section 2.2.

          "Obligations" shall mean all liabilities, indebtedness and obligations of Customer to MLC, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made by or on behalf of MLC under the Loan Documents, collection and other costs and expenses incurred by or on behalf of MLC, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Customer under the Note issued pursuant hereto and this Loan Agreement.

          "Parent" shall mean Pioneer Drilling Company, a Texas corporation.

          "PDC Investment" shall mean PDC Investment Corp., a Delaware corporation.

          "PDC Management" shall mean PDC MGMT. CO., a Texas corporation.

          "Permitted Liens" shall mean with respect to the Collateral: (i) liens for current taxes not yet due and payable, other non-consensual liens arising in the ordinary course of business for sums not due, and, if MLC's rights to and interest in the Collateral would not be materially and adversely affected thereby, any such liens for taxes or other non-consensual liens arising in the ordinary course of business being contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such liens and available to Customer for the payment of such taxes or other non-consensual liens; (ii) liens in favor of MLC; (iii) liens which will be discharged with the proceeds of the Loan; and (iv) any other liens expressly permitted in writing by MLC.

          "Person" shall mean any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or agency or other entity having legal status of any kind.

          "Pledgor" shall mean each Person who at any time provides collateral, or otherwise now or hereinafter agrees to grant MLC a security interest in any assets as security for Customer's Obligations.

          "UCC" shall mean the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

        Section 1.2    Other Terms.    Except as otherwise defined herein, all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC and accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

        Section 1.3    UCC Filing.    Customer hereby authorizes MLC to file a record or records (as defined or otherwise specified under the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as MLC may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to MLC herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as MLC may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to MLC herein.

ARTICLE II. THE LOAN

        Section 2.1    Commitment.    Subject to the terms and conditions hereof, MLC hereby agrees to make the Loan to Customer for the Loan Purpose, and Customer agrees to borrow all amounts borrowed to satisfy the Loan Purpose from MLC. The entire proceeds of the Loan shall be disbursed on the Closing Date as directed by Customer in a letter to be executed by Customer and delivered to MLC prior to the Closing Date.

        Section 2.2    Note.    The Loan will be evidenced by and repayable in accordance with that certain Collateral Installment Note made by Customer payable to the order of MLC and issued pursuant to this Loan Agreement (the "Note"). The Note is hereby incorporated as a part hereof as if fully set forth herein.

        Section 2.3    Conditions of MLC's Obligation.    The Closing Date and MLC's obligation to make the Loan on the Closing Date are subject to the prior fulfillment of each of the following conditions: (a) MLC shall have received a written request from Customer that the Loan be funded in accordance with the terms hereof, together with a written direction from Customer as to the method of payment and payee(s) of the proceeds of the Loan, which request and direction shall have been received by MLC not less than two (2) Business Days prior to any requested funding date; (b) MLC shall have received a copy of invoices, bills of sale, payoff letters or other applicable evidence reasonably satisfactory to it that the proceeds of the Loan will satisfy or fulfill the Loan Purpose; (c) the Commitment Expiration Date shall not then have occurred; and (d) each of the General Funding Conditions shall then have been met or satisfied to the reasonable satisfaction of MLC.

        Section 2.4    Use of Loan Proceeds.    The proceeds of the Loan shall be used by Customer solely for a Loan Purpose, or, with the prior written consent of MLC, for other lawful business purposes of Customer not prohibited hereby. Customer agrees that under no circumstances will the proceeds of the Loan be used: (a) for personal, family or household purposes of any Person whatsoever, or (b) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, or (c) unless otherwise consented to in writing by MLC, to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including MLC and Merrill Lynch Credit Corporation).

        Section 2.5    Commitment Fee.    In consideration of the agreement by MLC to extend the Loan to Customer in accordance with and subject to the terms hereof, Customer has paid or shall, on or before the Closing Date pay, the Commitment Fee to MLC. Customer acknowledges and agrees that the Commitment Fee has been fully earned by MLC, and that it will not under any circumstances be refundable.

ARTICLE III. GENERAL PROVISIONS

        Section 3.1    Representations and Warranties.    Customer represents and warrants to MLC that:

          (a)    Organization and Existence.    Customer is a limited partnership, duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation; the organizational number assigned to Customer by such jurisdiction is 14422610; Customer is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary; and, where applicable, each Business Guarantor is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary.

          (b)    Execution, Delivery and Performance.    Each Credit Party has the requisite power and authority to enter into and perform the Loan Documents. The Customer holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required in order to own or operate the Customer's business. The execution, delivery and performance by Customer of this Loan Agreement and by each of the other Credit Parties of such of the other Loan Documents to which it is a party: (i) have been duly authorized by all requisite action, (ii) do not and will not violate or conflict with any law, order or other governmental requirement such as to cause a Material Adverse Effect, (iii) do not and will not violate or conflict with any of the agreements, instruments or documents which formed or govern any of the Credit Parties, and (iv) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other agreement, instrument or document to which it is a party or is subject such as to cause a Material Adverse Effect.

          (c)    Notices and Approvals.    Except as may have been given or obtained, no notice to or consent or approval of any governmental body or authority or other third party whatsoever (including, without limitation, any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of this Loan Agreement, the Note and the other Loan Documents to which it is a party.

          (d)    Enforceability.    The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

          (e)    Collateral.    Except for priorities afforded to any Permitted Liens: (i) Customer has good and marketable title to the Collateral, (ii) none of the Collateral is subject to any lien, encumbrance or security interest, and (iii) upon the filing of all Uniform Commercial Code financing statements authenticated or otherwise authorized by Customer with respect to the Collateral in the appropriate jurisdiction(s) and/or the completion of any other action required by applicable law to perfect its liens and security interests, MLC will have valid and perfected first liens and security interests upon all of the Collateral. Without limiting the foregoing:

            (A)  Customer agrees that it will: (i) not change the state where it is organized; (ii) not change its name without providing MLC with thirty (30) days' prior written notice; and (iii) not change its type of organization or jurisdiction of organization.

            (B)  The tangible Collateral is and will remain tangible personal property and is not and shall not constitute real property fixtures. The tangible Collateral is removable from and is not essential to the premises at which the tangible Collateral is located. The tangible Collateral is capable of satisfying its intended business function, and no additional property is required to be added to the tangible Collateral in order to satisfy such business function.

            (C)  If any of the Collateral is, at any time, in the possession of a bailee, Customer shall promptly notify MLC and shall assist MLC in obtaining an acknowledgment from the bailee that is holding the Collateral for the benefit of MLC.

          (f)    Financial Statements.    Except as expressly set forth in Parent's consolidated financial statements, all consolidated financial statements of Parent furnished to MLC have been prepared in conformity with generally accepted accounting principles, consistently applied, are true and correct in all material respects, and fairly present the financial condition of it as at such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation.

          (g)    Litigation; Compliance With All Laws.    Except as disclosed in Parent's public filings with the Securities and Exchange Commission, no litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Customer, threatened against any Credit Party, which would, if adversely determined, materially and adversely affect (i) such Credit Party's interest in the Collateral or the liens and security interests of MLC hereunder or under any of the Loan Documents, or (ii) the financial condition of such Credit Party or its continued operations. Each Credit Party is in compliance in all material respects with all laws, regulations, requirements and approvals applicable to such Credit Party.

          (h)    Tax Returns.    All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate governmental agencies and all taxes due and payable by any Credit Party have been timely paid (except to the extent that any such failure to file or pay will not materially and adversely affect (i) either the liens and security interests of MLC hereunder or under any of the Loan Documents, (ii) the financial condition of any Credit Party, or (iii) its continued operations).

          (i)    Relationship with Merrill Lynch.    Neither Customer nor any shareholder or other Person that controls Customer is (i) an executive officer or director of Merrill Lynch & Co., Inc. or any of its subsidiaries, or (ii) a holder of more than 10% of any class of voting securities of Merrill Lynch & Co., Inc. or any of its subsidiaries. For purposes of this representation, "control" means the power to vote 25% or more of any class of voting securities; the ability to control the election of a majority of directors; or the power to exercise a controlling influence over management policies.

          (j)    No Default.    No "Default" or "Event of Default" (each as defined in this Loan Agreement or any of the other Loan Documents) has occurred and is continuing.

          (k)    No Outside Broker.    Except for employees of MLC, Merrill Lynch, Pierce, Fenner & Smith Financial Consultant ("MLPF&S") or one of their affiliates or as described in writing by Customer to MLC, Customer has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to MLC by, any broker or other loan arranger.

          (l)    Material Adverse Change.    Since October 31, 2002, there has been no change which could reasonably be expected to have a Material Adverse Effect on the business, property, prospects, condition (financial or otherwise) or results of operations of Customer or any Business Guarantor.

          (m)    Environmental Matters.    In the ordinary course of its business, the officers of Customer consider the effect of Environmental Laws on the business of Customer or any Business Guarantor, in the course of which they identify and evaluate potential risks and liabilities accruing to Customer due to Environmental Laws. On the basis of this consideration, Customer has concluded that Environmental Laws cannot reasonably be expected to have a material adverse effect on the business, property, prospects, condition (financial or otherwise) or results of operations of Customer or any Business Guarantor. Neither Customer nor any Business Guarantor has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, property, prospects, condition (financial or otherwise) or results of operations of Customer or any Business Guarantor. "Environmental Laws" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") (42 U.S.C. section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

          (n)    Investment Company Act.    Neither Customer nor any Business Guarantor is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (o)    Public Utility Holding Company Act.    Neither Customer nor any Business Guarantor is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Each of the foregoing representations and warranties: (i) has been and will be relied upon as an inducement to MLC to make the Loan, and (ii) is continuing and shall be deemed remade by Customer on the Closing Date.

        Section 3.2    Financial and Other Information.    Customer shall furnish or cause to be furnished to MLC during the term of this Loan Agreement all of the following:

          (a)    Annual Financial Statements.    Within ninety (90) days after the close of each fiscal year of Customer, a copy of the annual audited consolidated financial statements of Parent, including in reasonable detail, a balance sheet and statement of retained earnings as at the close of such fiscal year and statements of profit and loss and cash flow for such fiscal year;

          (b)    Quarterly Certificate of Compliance.    Within forty-five (45) days after the close of each calendar quarter, a Certificate of Compliance, duly executed by the president, chief financial officer or chief executive officer of the Customer and Parent, in the form of Exhibit B attached hereto, or such other form as reasonably required by MLC from time to time;

          (c)    Interim Financial Statements.    Within forty-five (45) days after the close of each fiscal quarter of Parent, a copy of the interim, consolidated financial statements of Parent for such fiscal quarter (including in reasonable detail both a balance sheet as of the close of such fiscal period, and statement of profit and loss for the applicable fiscal period); and

          (d)    Other Information.    Such other information as MLC may from time to time reasonably request relating to Customer, any Credit Party or the Collateral.

          (e)    General Agreements With Respect to Financial Information.    Customer agrees that except as otherwise specified herein or otherwise agreed to in writing by MLC: (i) all annual financial statements required to be furnished by Parent to MLC hereunder will be prepared by either the current independent accountants for Parent or other independent accountants reasonably acceptable to MLC, and (ii) all other financial information required to be furnished by Parent to MLC hereunder will be certified as correct in all material respects by the party who has prepared such information, and, in the case of internally prepared information with respect to Parent certified as correct by Parent's chief accounting officer.

        Section 3.3    Other Covenants.    Customer further agrees during the term of this Loan Agreement that:

          (a)    Financial Records; Inspection; Collateral Audit.    Each Credit Party (other than any Individual Guarantor) will: (i) maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with the financial statements heretofore furnished to MLC, or prepared on such other basis as may be approved in writing by MLC; and (ii) permit MLC or its duly authorized representatives, upon reasonable notice and at reasonable times, to inspect its properties (both real and personal), operations, books and records. Further, Customer agrees that MLC shall have the right to require a full appraisal of all Collateral, at Customer's expense, but not more frequently than once in any two-year period.

          (b)    Taxes.    Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except to the extent that any such failure to file or pay will not materially and adversely affect either the liens and security interests of MLC hereunder or under any of the Loan Documents, the financial condition of any Credit Party or its continued operations.

          (c)    Compliance With Laws and Agreements.    No Credit Party will violate (i) any law, regulation or other governmental requirement, any judgment or order of any court or governmental agency or authority; (ii) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (iii) any agreement, instrument or document to which it is a party or by which it is bound, if any such violation will materially and adversely affect either the liens and security interests of MLC hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

          (d)    No Use of Merrill Lynch Name.    No Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of MLC, MLPF&S, Merrill Lynch and Co., Inc. or any of their affiliates.

          (e)    Notification By Customer.    Customer shall provide MLC with prompt written notification of: (i) any Default or Event of Default; (ii) any material adverse change in the business, financial condition or operations of any Credit Party; (iii) any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly the financial condition and results of operations purported to be presented in such statements; (iv) any threatened or pending litigation involving any Credit Party that if adversely adjudicated against a Credit Party would reasonably be expected to result in a Material Adverse Effect on such Credit Party; (v) any casualty loss in excess of $500,000, or any attachment, lien, judicial process, encumbrance or claim affecting or involving any Collateral; and (vi) any change in Customer's outside accountants. Each notification by Customer pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

          (f)    Entity Organization.    Each Credit Party which is an entity will (i) remain (A) validly existing and in good standing in the state of its organization and (B) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary, and (ii) maintain such governmental permits, licenses and authorizations as are required to prevent the occurrence of a Material Adverse Effect. Customer shall give MLC not less than 30 days prior written notice of any change in name (including any fictitious name) or chief executive office, place of business, or as applicable, the jurisdiction of organization or principal residence.

          (g)    Merger, Change in Business.    Except upon the prior written consent of MLC (which shall not be unreasonably withheld or delayed), Customer shall not cause or permit any Credit Party to: (i) be a party to any merger or consolidation with, or purchase or otherwise acquire all or substantially all of the assets of, or any material stock, partnership, joint venture or other equity interest in, any Person, or sell, transfer or lease all or any substantial part of its assets; (ii) engage in any material business substantially different from its business in effect as of the date of application by Customer for credit from MLC, or cease operating any such material business; or (iii) cause or permit any other Person to assume or succeed to any material business or operations of such Credit Party.

          (h)    ACH Debit Authorization.    On or before the Closing Date, Customer shall deliver to MLC an Automated Clearing House debit authorization in the form of Exhibit C hereto duly executed by Customer.

          (i)    Financial Covenants.    Until (A) the Note and all other obligations and liabilities of Customer under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (B) MLC has no further commitment to lend hereunder, Customer will maintain the following financial covenants (on a consolidated basis with the Parent):

            (i)    Leverage Ratio.    Customer shall maintain (on a consolidated basis with Parent) a Leverage Ratio not to exceed 3.0 to 1.0. Leverage ratio is defined as:

Funded Bank Debt

Net Income+Interest+Taxes+Depreciation+Amortization

            As used herein, "Funded Bank Debt" shall mean: all outstanding principal due to MLC and other non-equity lenders.

            Beginning with the Customer's fiscal quarter ending on March 31, 2003, Customer shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Customer calculated on a rolling four quarters basis.

            (ii)    Cash Flow Coverage Ratio.    Customer shall maintain (on a consolidated basis with Parent) a Cash Flow Coverage Ratio of not less than 1.25 to 1.0. The Cash Flow Coverage Ratio is defined as:

Net Income + Interest + Taxes + Depreciation + Amortization - Distributions or Dividends - Maintenance Capital Expenditures (each for the preceding four fiscal quarters)

Consolidated Interest Expense + scheduled maturities of principal indebtedness + cash taxes paid (each for the preceding four fiscal quarters).

            As used herein, "scheduled maturities of principal indebtedness" shall exclude amounts due on the maturity date of the Bridge Loan.

            As used herein, "Maintenance Capital Expenditures" shall mean amounts actually paid for the routine maintenance of equipment to the extent such maintenance is required to keep that equipment in operating condition.

            Beginning with the Customer's fiscal quarter ending on March 31, 2003, Customer shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Customer calculated on a rolling four quarters basis.

            (iii)    Debt to Worth Ratio.    Customer shall maintain at all times (on a consolidated basis with Parent) to be tested quarterly on the last day of each fiscal quarter of Customer, a ratio of (a) total liabilities (excluding any Subordinated Debt), to (b) Tangible Net Worth plus Subordinated Debt of not greater than 1.00 to 1.00.

            As used herein, the term "Tangible Net Worth" means, as of any date, Customer's total assets excluding all intangible assets, less total liabilities excluding any Subordinated Debt. As used herein, the term "Subordinated Debt" means any indebtedness owing by Customer which has been subordinated by written agreement to all indebtedness now or hereafter owing by Customer to MLC, such agreement to be in form and substance acceptable to MLC.

          (j)    Bridge Loan.    By September 30, 2003, Customer shall repay the Bridge Loan.

          (k)    Identification of Collateral.    Customer has informed MLC that Customer has assigned to each drilling rig constituting Collateral a specific number, and as of the Closing Date, such numbers are displayed on the Exhibit A attached hereto. Customer shall not change the number assigned to each drilling rig constituting Collateral without providing MLC with prior written notice thereof.

          (l)    Changes to Executive Management Team.    As of the Closing Date, the executive management team of Customer is comprised of the following individuals: Michael E. Little, Stacy Locke, and F.C. "Red" West (collectively, the "Executive Management Team"). Customer shall give prior written notice to MLC of any changes to the Executive Management Team.

        Section 3.4    Collateral.

          (a)    Pledge of Collateral.    To secure payment and performance of the Obligations, Customer hereby pledges, assigns, transfers and sets over to MLC, and grants to MLC first liens and security interests in and upon all of the Collateral, subject only to priorities afforded to Permitted Liens.

          (b)    Liens.    Except upon the prior written consent of MLC, Customer shall not create or permit to exist any lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens.

          (c)    Performance of Obligations.    Customer shall perform all of its obligations owing on account of or with respect to the Collateral; it being understood that nothing herein, and no action or inaction by MLC, under this Loan Agreement or otherwise, shall be deemed an assumption by MLC of any of Customer's said obligations.

          (d)    Sales and Collections.    Customer shall not sell, transfer or otherwise dispose of any Collateral, except that so long as no Event of Default shall have occurred and be continuing, Customer may in the ordinary course of its business: (i) sell any Inventory normally held by Customer for sale, (ii) use or consume any materials and supplies normally held by Customer for use or consumption, and (iii) collect all of its Accounts.

          (e)    Account Schedules.    This subsection is intentionally omitted.

          (f)    Alterations and Maintenance.    Except upon the prior written consent of MLC, Customer shall not make or permit any material alterations to any tangible Collateral which might materially reduce or impair its market value or utility. Customer shall at all times (i) keep the tangible Collateral in good condition and repair, reasonable wear and tear excepted, (ii) protect the Collateral against loss, damage or destruction, (iii) maintain, service, test and inspect the Collateral (A) in accordance with manufacturer's recommendations, and so as to maintain in full force and effect any maintenance warranties, (B) in compliance with Applicable Law and the requirements of insurance, (C) at a standard consistent with industry practices, and (D) in all events not less than Customer's standard practices for similar equipment owned, operated or leased by Customer and (iv) pay or cause to be paid all obligations arising from the repair and maintenance of such Collateral, as well as all obligations with respect to any Location of Tangible Collateral (e.g., all obligations under any lease, mortgage or bailment agreement), except for any such obligations being contested by Customer in good faith by appropriate proceedings. Customer shall permit any Person designated by MLC, during normal business hours upon reasonable notice to visit, inspect and survey the tangible Collateral, its condition, use and operation, and the records maintained in connection therewith. None of MLC or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Loan Agreement with respect to such condition or procedure.

          (g)    Location.    On the Closing Date, Customer shall deliver to MLC a certificate signed by an authorized officer of Customer describing the physical location of each rig that comprises the Collateral. In no event shall Customer cause or permit any material tangible Collateral to be removed from the United States without the express prior written consent of MLC. Customer shall maintain a sign on each drilling rig constituting Collateral, which sign shall (i) indicate that such drilling rig is the property of the Customer, and (ii) display the number that has been assigned to such drilling rig by the Customer. Customer will keep its books and records at its principal office address specified in the first paragraph of this Loan Agreement. Customer will not change the address where books and records are kept, its name, its organizational number or its taxpayer identification number. The Company does not individually tag the components of the drilling rigs comprising the Collateral.

          (h)    Insurance.

    Coverage.    Without limiting any of the other obligations or liabilities of Customer under the Loan Documents, Customer shall, during the term of this Loan Agreement, carry and maintain, with respect to Collateral listed hereunder, at its own expense, at least the minimum insurance coverage as stated below, with insurers having a minimum A.M. Best rating of A- VII, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to MLC. Customer shall also carry and maintain any other insurance that MLC may reasonably require from time to time.

            (i)    All risk or special form property insurance, insuring the Collateral against physical loss or damage from perils including but not limited to fire and extended coverage, windstorm, collapse, flood, and earth movement. Coverage shall be written in the greater of the then current Obligations or replacement cost value in an amount acceptable to MLC. If requested by MLC, such insurance policy shall contain an endorsement waiving any coinsurance requirement and containing deductibles in amounts consistent with industry standards.

            (ii)  Commercial general liability insurance including but not limited to pollution liability (which may be provided under a separate policy), products/completed operations, blanket contractual liability, premises/operations, independent contractors, personal injury, fire legal liability, loss of use, and employee benefits liability written on an occurrence basis except employee benefits liability, which will be written on a claims-made basis with a limit of not less than $1,000,000 for bodily injury and property damage. Deductibles, if any, shall be consistent with industry standards. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

            (iii)  Excess or Umbrella Liability insurance written on an occurrence basis in an amount not less than $9,000,000 providing coverage on a follow-form basis in excess of the insurance limits and terms required under subsections (ii). Any differences in coverage terms under this policy will be fully disclosed to MLC.

            (iv)  Other insurance in such amounts as may from time to time be reasonably required by MLC.

    Endorsements.    Customer shall cause all insurance policies carried and maintained in accordance with this Loan Agreement to endorse MLC, its successors and assigns as indicated below.

            (i)    As the sole loss payee as its interest may appear with respect to the Collateral under the all risk/special form. Any obligation imposed upon Customer, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Customer and not an obligation of MLC.

            (ii)  Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. This provision applies only to Section 3.4(h)(ii) and Section 3.4(h)(iii).

            (iii)  The insurers providing the coverage required hereunder shall waive all rights of subrogation against MLC, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise.

            (iv)  Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of MLC with respect to its interests as such in the Collateral.

            (v)  If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any material changes are made in the coverage which affect the interests of MLC, such cancellation or change shall not be effective as to MLC until 30 days, except for non-payment of premium which shall not be effective as to MLC until 10 days, after receipt by MLC of written notice sent by registered mail from such insurer.

            (vi)  Upon the occurrence of a Default hereunder, Customer irrevocably, appoints MLC as Customer's true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Customer on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies.

            (vii) MLC shall be named as an additional insured with respect to the Commercial General Liability and Excess or Umbrella Liability. Any obligation imposed upon Customer, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Customer and not an obligation of MLC.

    Certifications.    On the Closing Date with respect to the Collateral hereunder as of such date, and at each policy renewal, but not less than annually with respect to all Collateral, Customer shall provide to MLC an Acord 27—Evidence of Property Insurance and loss payable endorsements for Property, and an Acord 25 Certificate of Liability Insurance for General Liability, Umbrella or Excess Liability policies. All certificates shall identify the insurance carriers, the type of insurance, the limits, deductibles, and terms thereof and shall specifically list the special provisions delineated for such insurance required by this Section. Customer shall furnish to MLC a certificate signed by a duly authorized representative of the insurer, showing the insurance then maintained by or on behalf of Customer pursuant to this Section and stating that such insurance complies in all material aspects with the terms hereof, together with evidence of payment of premiums.

    Forced Placement.    In the event that at any time the insurance required by this Section shall be reduced or cease to be maintained, then (without limiting the rights of MLC hereunder in respect of the Default which arises as a result of such failure) MLC may at its option, maintain the insurance required hereby in such event. Customer shall reimburse MLC upon demand for the cost thereof with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

          (i)    Use.    Customer agrees that the tangible Collateral will be used by Customer solely in the conduct of its business and in a manner complying in all material respects with all applicable laws and any applicable insurance policies. All tangible Collateral shall at all times remain personal property of Customer regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Customer shall obtain and deliver to MLC (to be recorded at Customer's expense) from any Person having an interest in the property where the tangible Collateral is to be located, waivers of any lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the tangible Collateral.

          (j)    Event of Loss.    Customer shall at its expense promptly repair all repairable damage to any tangible Collateral. In the event that there is an Event of Loss and the affected Collateral had a value prior to such Event of Loss of $500,000 or more, then, on or before the first to occur of (i) 90 days after the occurrence of such Event of Loss, or (ii) 10 Business Days after the date on which either Customer or MLC shall receive any proceeds of insurance on account of such Event of Loss, or any underwriter of insurance on such Collateral shall advise either Customer or MLC that it disclaims liability in respect of such Event of Loss, Customer shall, at Customer's option, either replace the Collateral subject to such Event of Loss with comparable Collateral free of all liens other than Permitted Liens (in which event Customer shall be entitled to utilize the proceeds of insurance on account of such Event of Loss for such purpose, and may retain any excess proceeds of such insurance), or permanently prepay the Obligations by an amount equal to the actual cash value of such Collateral as determined by either the insurance company's payment (plus any applicable deductible) or, in absence of insurance company payment, as reasonably determined by MLC; it being further understood that any such permanent prepayment shall cause an immediate permanent reduction in the Loan in the amount of such prepayment and shall not reduce the amount of any future reductions in the Loan that may be required hereunder. Notwithstanding the foregoing, if at the time of occurrence of such Event of Loss or any time thereafter prior to replacement or line reduction, as aforesaid, an Event of Default shall have occurred and be continuing hereunder, then MLC may at its sole option, exercisable at any time while such Event of Default shall be continuing, require Customer to either replace such Collateral or prepay the Obligations, as aforesaid.

          (k)    Notice of Certain Events.    Customer shall give MLC immediate notice of any attachment, lien, judicial process, encumbrance or claim affecting or involving the Collateral.

          (l)    INDEMNIFICATION.    CUSTOMER SHALL INDEMNIFY, DEFEND AND SAVE MLC HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES) OF ANY NATURE WHATSOEVER WHICH MAY BE ASSERTED AGAINST OR INCURRED BY MLC ARISING OUT OF OR IN ANY MANNER OCCASIONED BY (I) THE OWNERSHIP, COLLECTION, POSSESSION, USE OR OPERATION OF ANY COLLATERAL, OR (II) ANY FAILURE BY CUSTOMER TO PERFORM ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS; EXCLUDING, HOWEVER, FROM SAID INDEMNITY ANY SUCH CLAIMS, LIABILITIES, ETC. ARISING DIRECTLY OUT OF THE WILLFUL WRONGFUL ACT OR ACTIVE GROSS NEGLIGENCE OF MLC AS DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. THIS INDEMNITY SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LOAN AGREEMENT AS TO ALL MATTERS ARISING OR ACCRUING PRIOR TO SUCH EXPIRATION OR TERMINATION.

        Section 3.5    Events of Default.    The occurrence of any of the following events shall constitute an "Event of Default" under this Loan Agreement:

          (a)    Failure to Pay.    Customer shall fail to pay when due within five (5) Business Days from the due date (i) any amount owing by Customer to MLC under the Note or this Loan Agreement, or (ii) any amount owing under any other Obligations, and any such failure to pay shall continue unremedied for five (5) Business Days after written notice thereof shall have been given by MLC to Customer; provided however, that MLC shall not be required to give written notice to Customer of such failure to pay more than once in any twelve (12) month period.

          (b)    Failure to Perform.    Any Credit Party shall default in the performance or observance of any covenant or agreement on its part to be performed or observed under this Loan Agreement, the Note or any of the other Loan Documents (not constituting an Event of Default under any other clause of this Section), and such default shall continue unremedied for ten (10) Business Days (i) after written notice thereof shall have been given by MLC to Customer, or (ii) from Customer's receipt of any notice or knowledge of such default from any other source.

          (c)    Breach of Warranty.    Any representation or warranty made by any Credit Party contained in this Loan Agreement, the Note or any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made.

          (d)    Default Under Other Merrill Lynch Agreement.    A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with or intended for the benefit of MLC, MLPF&S or any of their affiliates, and any required notice shall have been given and required passage of time shall have elapsed.

          (e)    Bankruptcy Event.    Any Bankruptcy Event shall occur.

          (f)    Material Impairment.    Any event shall occur which shall reasonably cause MLC to in good faith believe that the prospect of full payment or performance by the Credit Parties of any of their respective liabilities or obligations under this Loan Agreement, the Note or any of the other Loan Documents or such Guarantor is a party has been materially impaired. The existence of such a material impairment shall be determined in a manner consistent with the intent of Section 1-208 of the UCC.

          (g)    Default Under Other Agreements.    Any event shall occur which results in a default by any Credit Party of any material agreement involving any Credit Party or any agreement evidencing any indebtedness of any Credit Party of $100,000 or more.

          (h)    Collateral Impairment or Lapse in Insurance Coverage.    The loss, theft or destruction of any portion of the Collateral in excess of $500,000, unless such Collateral is repaired, replaced, or the insurance proceeds from such loss, theft or destruction are paid to MLC; or any levy, attachment, seizure or confiscation of any portion of the Collateral which is not released within ten (10) Business Days; or the failure to maintain insurance in accordance with Section 3.4(h).

          (i)    Contested Obligation.    (i) Any of the Loan Documents shall for any reason cease to be, or are asserted by any Credit Party not to be a legal, valid and binding obligations of any Credit Party, enforceable in accordance with their terms; or (ii) the validity, perfection or priority of MLC's first lien and security interest on any of the Collateral is contested by any Person; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part, such Credit Party's obligations under any Loan Document.

          (j)    Judgments.    A judgment shall be entered against any Credit Party in excess of $150,000 and the judgment is not paid in full and discharged, or stayed and bonded to the satisfaction of MLC.

          (k)    Change in Control.    (i) Any direct or indirect sale, conveyance, assignment or other transfer of or grant of a security interest in any ownership interest of any Credit Party which results, or if any rights related thereto were exercised would result, in any change in the identity of the individuals or entities previously in control of any Credit Party; or (ii) the owner(s) of the controlling equity interest of any Credit Party on the date hereof shall cease to own and control such Credit Party; provided however, that the conversion of any securities held by WEDGE Energy Services, L.L.C. ("WEDGE") into common stock of Parent that would give WEDGE ownership of in excess of 50% of the common stock of Parent shall not constitute an Event of Default under this paragraph.

          (l)    Dissolution.    The dissolution or the filing for dissolution of any Credit Party.

        Section 3.6    Remedies.

          (a)    Remedies Upon Default.    Upon the occurrence and during the continuance of any Event of Default, MLC may at its sole option do any one or more or all of the following, at such time and in such order as MLC may in its sole discretion choose:

            (i)    Termination.    MLC may without notice terminate its obligation to extend any credit to or for the benefit of Customer (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of MLC).

            (ii)    Acceleration.    MLC may declare the principal of and interest and any premium on the Note, and all other Obligations to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest, premium and other Obligations shall automatically become due and payable without any action on the part of MLC.

            (iii)    Exercise Other Rights.    MLC may exercise any or all of the remedies of a secured party under applicable law and in equity, including, but not limited to, the UCC, and any or all of its other rights and remedies under the Loan Documents.

            (iv)    Possession.    MLC may require Customer to make the Collateral and the records pertaining to the Collateral available to MLC at a place designated by MLC which is reasonably convenient to Customer, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Customer. MLC's sole duty with respect to the custody, safe-keeping, and physical preservation of any Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as MLC deals with similar property for its own account.

            (v)    Sale.    MLC may sell any or all of the Collateral at public or private sale upon such terms and conditions as MLC may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. MLC may purchase any Collateral at any such sale free of Customer's right of redemption, if any, which Customer expressly waives to the extent not prohibited by applicable law. The net proceeds of any such public or private sale and all other amounts actually collected or received by MLC pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations, with any remaining proceeds paid to Customer or whoever else may be entitled thereto, and with Customer and each Guarantor remaining jointly and severally liable for any amount remaining unpaid after such application. MLC has no obligation to repair, refurbish or otherwise prepare the Collateral for sale, lease or other use or dispostiion as authorized herein. If MLC sells any Collateral upon credit, Customer will receive credit against the Obligations only for cash payments made by the purchaser to MLC. If the purchaser fails to pay the purchase price, then MLC may resell the Collateral.

            (vi)    Delivery of Cash, Checks, Etc.    MLC may require Customer to forthwith upon receipt, transmit and deliver to MLC in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by MLC) which may be received by Customer at any time in full or partial payment of any Collateral, and require that Customer not commingle any such items which may be so received by Customer with any other of its funds or property but instead hold them separate and apart and in trust for MLC until delivery is made to MLC.

            (vii)    Notification of Account Debtors.    MLC may notify any account debtor that its Account or Chattel Paper has been assigned to MLC and direct such account debtor to make payment directly to MLC of all amounts due or becoming due with respect to such Account or Chattel Paper; and MLC may enforce payment and collect, by legal proceedings or otherwise, such Account or Chattel Paper.

            (viii)    Control of Collateral.    MLC may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, stopped in transit or repossessed goods included in the Collateral and endorse Customer's name on any item of payment on or proceeds of the Collateral.

          (b)    Set-Off.    MLC shall have the further right upon the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply toward payment of any of the Obligations, in such order of application as MLC may from time to time and at any time elect, any cash, credit, deposits, accounts, financial assets, investment property, securities and any other property of Customer which is in transit to or in the possession, custody or control of MLC, MLPF&S or any agent, bailee, or affiliate of MLC or MLPF&S. Customer hereby collaterally assigns and grants to MLC a continuing security interest in all such property as Collateral and as additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, MLC shall have all rights in such property available to collateral assignees and secured parties under all applicable laws, including, without limitation, the UCC.

          (c)    Power of Attorney.    Effective upon the occurrence and during the continuance of an Event of Default, Customer hereby irrevocably appoints MLC as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of MLC, to from time to time in MLC's sole discretion take any action and to execute any instrument which MLC may deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Documents, including, but not limited to, to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Customer included in the Collateral. The powers of attorney granted to MLC in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of MLC under this Loan Agreement have been terminated.

          (d)    Remedies are Severable and Cumulative.    All rights and remedies of MLC herein are severable and cumulative and in addition to all other rights and remedies available in the Note, the other Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

          (e)    No Marshalling.    MLC shall be under no duty or obligation to (i) preserve, protect or marshall the Collateral, except to the extent that MLC has taken possession of the Collateral and as provided in Section 3.6(a)(iv) hereof; (ii) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (iii) realize upon the Collateral in any particular order or manner, (iv) seek repayment of any Obligations from any particular source; (v) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan Documents, with or without also realizing on the Collateral; (vi) permit any substitution or exchange of all or any part of the Collateral; or (vii) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents, whether or not such substitution or release would leave MLC adequately secured.

          (f)    Notices.    To the fullest extent permitted by applicable law, Customer hereby irrevocably waives and releases MLC of and from any and all liabilities and penalties for failure of MLC to comply with any statutory or other requirement imposed upon MLC relating to notices of sale, holding of sale or reporting of any sale, and Customer waives all rights of redemption or reinstatement from any such sale. Any notices required under applicable law shall be reasonably and properly given to Customer if given by any of the methods provided herein at least 5 Business Days prior to taking action. MLC shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date. In the event MLC seeks to take possession of any or all of the Collateral by court process, Customer further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

        Section 3.7    Miscellaneous.

          (a)    Non-Waiver.    No failure or delay on the part of MLC in exercising any right, power or remedy pursuant to this Loan Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Neither any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents, nor any consent to any departure by Customer therefrom, shall be effective unless the same shall be in writing and signed by MLC. Any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents and any consent to any departure by Customer from the terms of this Loan Agreement, the Note or any of the other Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, no notice to or demand on Customer shall in any case entitle Customer to any other or further notice or demand in similar or other circumstances.

          (b)    Disclosure.    Customer hereby irrevocably authorizes MLC and each of its affiliates, to at any time (whether or not an Event of Default shall have occurred) obtain from and disclose to each other any and all financial and other information about Customer. Customer further irrevocably authorizes MLC to contact, investigate, inquire and obtain references and other information on Customer from credit reporting services and agencies, former or current creditors, and other persons and sources (including, without limitation, any Affiliate of MLC) and to provide to any references, credit reporting services and agencies, creditors and other persons and sources (including, without limitation, Affiliates of MLC) all financial, credit and other information obtained by MLC relating to the Customer.

          (c)    Communications.    Delivery of an agreement, instrument or other document may, at the discretion of MLC, be by electronic transmission. Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing, and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail return receipt required. Notices may be addressed to Customer as set forth at its address shown in the preamble hereto, or to any office to which billing or account statements are sent; to MLC at its address shown in the preamble hereto, or at such other address designated in writing by MLC. Any such communication shall be deemed to have been given upon, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier, two (2) Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received.

          (d)    Fees, Expenses and Taxes.    Customer shall upon demand pay or reimburse MLC for: (i) all UCC, real property or other filing, recording and search fees and expenses incurred by MLC in connection with the verification, perfection or preservation of MLC's rights hereunder or in any Collateral or any other collateral for the Obligations; (ii) any and all stamp, transfer, mortgage, intangible, document, filing, recording and other taxes and fees payable or determined to be payable in connection with the borrowings hereunder or the execution, delivery, filing and/or recording of the Loan Documents and any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith; and (iii) all reasonable fees and out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by MLC in connection with the preparation, execution, administration, collection, enforcement, protection, waiver or amendment of this Loan Agreement, or under any of the other Loan Documents and such other instruments or documents, and the rights and remedies of MLC thereunder and all other matters in connection therewith. The obligations of Customer under this paragraph shall survive the expiration or termination of this Loan Agreement and the discharge of the other Obligations.

          (e)    Right to Perform Obligations.    If Customer shall fail to do any act or thing which it has covenanted to do under this Loan Agreement or any of the Loan Documents, or any representation or warranty on the part of Customer contained in this Loan Agreement or any of the Loan Documents shall be breached, MLC may, in its sole discretion, after 5 Business Days written notice is sent to Customer (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all reasonable amounts so expended by MLC shall be repayable to MLC by Customer upon demand, with interest at the "Interest Rate" (as that item is defined in the Note) during the period from and including the date funds are so expended by MLC to the date of repayment, and all such amounts shall be additional Obligations. The payment or performance by MLC of any of Customer's obligations hereunder shall not relieve Customer of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default.

          (f)    Late Charge.    Any payment required to be made by Customer pursuant to this Loan Agreement or any of the Loan Documents not paid within ten (10) days of the applicable due date shall be subject to a late charge in an amount equal to the lesser of: (i) 5% of the overdue amount, or (ii) the maximum amount permitted by applicable law. Such late charge shall be payable on demand.

          (g)    Further Assurances.    Customer agrees to do such further acts and things and to execute and deliver to MLC such additional agreements, instruments and documents as MLC may reasonably require or deem advisable to effectuate the purposes of this Loan Agreement, the Note or any of the other Loan Documents, or to establish, perfect and maintain MLC's security interests and liens upon the Collateral, including, but not limited to: (i) executing financing statements or amendments thereto when and as reasonably requested by MLC; and (ii) if in the reasonable judgment of MLC it is required by local law, causing the owners and/or mortgagees of the real property on which any Collateral may be located to execute and deliver to MLC waivers or subordinations reasonably satisfactory to MLC with respect to any rights in such Collateral.

          (h)    Binding Effect.    This Loan Agreement, the Note and the other Loan Documents shall be binding upon, and shall inure to the benefit of MLC, Customer and their respective successors and assigns. MLC reserves the right, at any time while the Obligations remain outstanding, to sell, assign, syndicate or otherwise transfer or dispose of any or all of MLC's rights and interests under the Loan Documents. MLC also reserves the right at any time to pool the Loan with one or more other loans originated by MLC or any other Person, and to securitize or offer interests in such pool on whatever terms and conditions MLC shall determine. Customer consents to MLC releasing financial and other information regarding Credit Parties, the Collateral and the Loan in connection with any such sale, pooling, securitization or other offering. Customer shall not assign any of its rights or delegate any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents without the prior written consent of MLC. Unless otherwise expressly agreed to in a writing signed by MLC, no such consent shall in any event relieve Customer of any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents.

          (i)    Interpretation; Construction.    (i) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (ii) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because of which Person (or its representative) drafted or supplied the wording for such provision; and (iii) where the context requires: (a) use of the singular or plural incorporates the other, and (b) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

          (j)    Governing Law.    This Loan Agreement, the Note and, unless otherwise expressly provided therein, each of the other Loan Documents, shall be governed in all respects by the laws of the State of Illinois, not including its conflict of law provisions.

          (k)    Severability of Provisions.    Whenever possible, each provision of this Loan Agreement, the Note and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Loan Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement, the Note and the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

          (l)    Term.    This Loan Agreement shall become effective when accepted by MLC at its office in Chicago, Illinois, and subject to the terms hereof, shall continue in effect so long thereafter as there shall be any moneys owing hereunder or under the Note, or there shall be any other Obligations outstanding. Customer hereby waives notice of acceptance of this Loan Agreement by MLC.

          (m)    Exhibits.    The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

          (n)    Counterparts.    This Loan Agreement may be executed in one or more counterparts which, when taken together, constitute one and the same agreement.

          (o)    JURISDICTION; WAIVER.    CUSTOMER ACKNOWLEDGES THAT THIS LOAN AGREEMENT IS BEING ACCEPTED BY MLC IN PARTIAL CONSIDERATION OF MLC'S RIGHT AND OPTION, IN ITS SOLE DISCRETION, TO ENFORCE THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE CUSTOMER OR ANY COLLATERAL MAY BE LOCATED. CUSTOMER IRREVOCABLY SUBMITS ITSELF TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR FEDERAL COURT IN THE COUNTY OF COOK FOR SUCH PURPOSES, AND CUSTOMER WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND THE CONVENIENCE OF ANY SUCH FORUM, AND ANY AND ALL RIGHTS TO REMOVE SUCH ACTION FROM STATE TO FEDERAL COURT. CUSTOMER FURTHER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST MLC IN ANY JURISDICTION EXCEPT IN THE COUNTY OF COOK AND STATE OF ILLINOIS. CUSTOMER AGREES THAT ALL SUCH SERVICE OF PROCESS SHALL BE MADE BY MAIL OR MESSENGER DIRECTED TO IT IN THE SAME MANNER AS PROVIDED FOR NOTICES TO CUSTOMER IN THIS LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO CUSTOMER OR CUSTOMER'S AGENT. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF MLC TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF MLC TO BRING ANY ACTION OR PROCEEDING AGAINST CUSTOMER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. CUSTOMER WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF MLC. CUSTOMER FURTHER WAIVES THE RIGHT TO BRING ANY NON-COMPULSORY COUNTERCLAIMS.

          (p)    JURY WAIVER.    MLC AND CUSTOMER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE OBLIGATIONS, THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS LOAN AGREEMENT.

          (q)    INTEGRATION.    THIS LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, CONSTITUTES THE ENTIRE UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. WITHOUT LIMITING THE FOREGOING, CUSTOMER ACKNOWLEDGES THAT: (I) NO PROMISE OR COMMITMENT HAS BEEN MADE TO IT BY MLC, MLPF&S OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES TO MAKE ANY LOAN ON ANY TERMS OTHER THAN AS EXPRESSLY SET FORTH HEREIN, OR TO MAKE ANY OTHER LOAN OR OTHERWISE EXTEND ANY OTHER CREDIT TO CUSTOMER OR ANY OTHER PARTY; AND (II) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS LOAN AGREEMENT SUPERSEDES AND REPLACES ANY AND ALL PROPOSALS, LETTERS OF INTENT AND APPROVAL AND COMMITMENT LETTERS FROM MLC TO CUSTOMER, NONE OF WHICH SHALL BE CONSIDERED A LOAN DOCUMENT. NO AMENDMENT OR MODIFICATION OF ANY OF THE LOAN DOCUMENTS TO WHICH CUSTOMER IS A PARTY SHALL BE EFFECTIVE UNLESS IN A WRITING SIGNED BY BOTH MLC AND CUSTOMER.

          (r)    Survival.    All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Customer shall survive the termination, discharge or cancellation of the Loan Documents.

          (s)    Customer's Acknowledgments.    The Customer acknowledges that the Customer: (i) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (ii) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (iii) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

  THE REMAINDER OF THIS DOCUMENT IS INTENTIONALLY LEFT BLANK.

This Loan Agreement and the other Loan Documents are executed under seal and are intended to take effect as sealed instruments.

        IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

PIONEER DRILLING SERVICES, LTD., a Texas limited partnership
By:	PDC MGMT. CO., a Texas corporation its General Partner
By:
Name: Title:

Accepted at Chicago, Illinois:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.
By:
Name: Title:

EXHIBIT A
ATTACHED TO AND HEREBY MADE A PART OF TERM LOAN AND
SECURITY AGREEMENT BETWEEN MERRILL LYNCH CAPITAL AND CUSTOMER

Description of Collateral:

        The equipment, inventory and fixtures (if any) consisting of the drilling rigs designated by Debtor as Rig #1 (Cabot 750E), Rig #2 (Cabot 750E), Rig #16 (Cabot 750), Rig #21 (National 110-UE), Rig #22 (Ideco H-725), Rig #23 (Ideco H-725), Rig #24 (National 110-UE), and Rig #25 (Oil Well 840 E), all as more particularly described on the Exhibit A attached hereto and incorporated herein (collectively, the "Rigs"), together with all the Rigs' substructure, engine, braking system, drill pipe and drill collars; other related equipment; parts (including spare parts) of any of the foregoing; replacements, accessories, additions, accessions, appurtenances, and substitutions to any of the foregoing; all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form); and all products and proceeds of any of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property).

EXHIBIT B
ATTACHED TO AND HEREBY MADE A PART OF TERM LOAN AND
SECURITY AGREEMENT BETWEEN MERRILL LYNCH CAPITAL AND CUSTOMER

COMPLIANCE CERTIFICATE

Reference is hereby made to each of the agreements, instruments and documents executed by Pioneer Drilling Services, Ltd., a Texas limited partnership ("Customer") for the benefit of or with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. ("MLC") and evidencing loans and/or credit facilities made or extended by MLC to Customer (collectively, the "Loan Documents"). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

In accordance with the requirements of the Loan Documents, Customer and Parent hereby certify to MLC as follows:

1. No Default has occurred and is continuing under the terms of any of the Loan Documents.

2. Since the date of the last financial statements submitted by Customer to MLC, there has not occurred any material adverse change in the business or financial condition of Customer or any Guarantor.

3. Except as expressly set forth below or in an exhibit attached hereto, each of the representations and warranties of Customer set forth in the Loan Documents are true and correct as of the date hereof.

4. The physical location of each rig that is Collateral for the Loan is described on the Schedule I attached hereto and incorporated herein for all purposes.

5. Except as expressly set forth below or in an exhibit hereto, Customer is in compliance with each of the covenants and agreements of Customer set forth in the Loan Documents. Without limiting the foregoing, Customer is in compliance with the following covenants as evidenced by the statements and calculations set forth below:

Date of Customer's Financial Statements used for calculations:                         ,         .

All calculations are on a 12-month trailing basis.

A. Leverage Ratio:

    Required Ratio:                          to 1

    Actual Ratio:                          to 1

    In Compliance:             Yes                    No

Calculation of Leverage Ratio:

Funded Bank Debt

Net Income+Interest+Taxes+Depreciation+Amortization
Frost Bank

MLC

Other non-equity Lenders

Total	(A) =

Net Income

Interest

Taxes

Depreciation/Amortization

Total	(B) =

TEST (A/B)	=

B. Cash Flow Coverage Ratio:

    Required Ratio:                          to 1

    Actual Ratio:                          to 1

    In Compliance:             Yes                    No

2

Calculation of Cash Flow Leverage Ratio:

Net Income + Interest + Taxes + Depreciation + Amortization - Distributions or Dividends - Maintenance Capital Expenditures (each for the preceding four fiscal quarters)

Consolidated Interest Expense - scheduled maturities of principal indebtedness + cash taxes paid (each for the preceding four fiscal quarters).
Net Income

Interest

Taxes

Depreciation/Amortization

Distributions/Dividends		(	)

Maintenance Cap Ex		(	)

Total	(A) =

Consolidated Interest Expense

Scheduled Maturities of Principal

Cash Taxes Paid

Total	(B) =

TEST (A/B) =

C. Debt to Worth Ratio:

    Required Ratio:                          to 1

    Actual Ratio:                          to 1

    In Compliance:             Yes                    No

3

Calculation of Debt to Worth Ratio:

Total liabilities

Less Subordinated Debt		(	)

Total	(A) =

Total Assets

Less Intangibles

Less Liabilities (excluding Subordinated Debt)

Plus Subordinated Debt

Total	(B) =

TEST (A/B) =

5. Each person executing this instrument on behalf of Customer and Parent, as applicable, personally warrants to MLC that he or she is fully authorized to do so, and by doing so, is binding Customer and Parent, as applicable, hereto.

Dated as of                         , 200

CUSTOMER:
PIONEER DRILLING SERVICES, LTD., a Texas limited partnership
By:	PDC MGMT. CO., a Texas corporation, its General Partner
By:

Name:

Title:

PARENT:
PIONEER DRILLING COMPANY, a Texas corporation
By:

Name:

Title:

4

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Table of Contents
ARTICLE I. DEFINITIONS
ARTICLE II. THE LOAN
ARTICLE III. GENERAL PROVISIONS
EXHIBIT A
EXHIBIT B